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Exhibit 24

August 24, 2012
New York

POWER OF ATTORNEY

The present power of attorney is given by Barry Clare to Albert Z. Lewis, attorney at International Business Law Firm PC, located at 1915 Eye St., Washington, DC 20006, to act on my behalf exclusively for the purpose of mandatory filing of the beneficial ownership reports pursuant to Section 16(a) of Securities and Exchange Act of 1934 (Forms 3, 4, and 5).

I shall supply beneficial ownership information to the Attorney-in-fact and Attorney-in-fact is authorized to file, sign and submit ownership forms 3, 4, and 5 on my behalf via Online Forms web site EDGAR.

This Power of Attorney shall be governed by and construed in accordance with the Laws of the State of New York, United States.

This power of attorney shall be effective starting this 24th day of August, 2012 and continue in effectiveness until withdrawn in writing and both parties notified.

__/signed/___
Barry Clare

Notary

/stamp/
Donald Ricupero
Notary Public, State of New York
No. OIRI6246378
Qualified in Sutfolk County
Commission expires 08/08/2015
/signed/   8/28/12